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                                    EXHIBIT 17
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March 24, 2000


Mr. David M. Loflin
Chairman of the Board
USURF America
8748 Quarters Lake Rd.
Baton Rouge, LA 70809

Dear Mr. Loflin:

I hereby resign as a member of the Board of Directors of USURF America effective immediately to pursue other interests.

I have an outstanding expense report for board meeting attendance in Sept 1999 for $1055.98. Please pay this expense to me within seven days.

Sincerely,


/s/ Julius W. Basham, II
Julius W. Basham, II